UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2016

APPLE REIT TEN, INC.
(Exact name of registrant as specified in its charter)

Virginia	000-54651	27-3218228
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Ten, Inc. (the “Company”) is filing this report in accordance with Items 5.07, 8.01 and 9.01 of Form 8-K.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On August 31, 2016, a special meeting of the shareholders of the Company (the “Apple Ten Special Meeting”) was convened.  According to the report of the inspector of election, at the Apple Ten Special Meeting, shareholders approved the Agreement and Plan of Merger, dated as of April 13, 2016 (as amended on July 13, 2016, the “Merger Agreement”), among the Company, Apple Hospitality REIT, Inc., a Virginia corporation (“Apple Hospitality”), and 34 Consolidated, Inc., a Virginia corporation and wholly owned subsidiary of Apple Hospitality (“Acquisition Sub”), the related plan of merger, the Merger (as defined below) and the other transactions contemplated by the Merger Agreement, pursuant to which the Company will merge with and into Acquisition Sub (the “Merger”), with Acquisition Sub being the surviving corporation in the Merger and remaining a wholly owned subsidiary of Apple Hospitality (the “Apple Ten Merger Proposal”).  Shareholder action on a second proposal, to approve the adjournment of the Apple Ten Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Apple Ten Merger Proposal, was not required and no vote was taken on that proposal.

The final voting results for the Apple Ten Merger Proposal are set forth below:

CLASS	FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
Common Shares	44,799,313	8,728,246	560,153	N/A
Series A Preferred Shares	44,799,313	8,728,246	560,153	N/A
Series B Convertible Preferred Shares	480,000	0	0	N/A

The Apple Ten Merger Proposal is described in more detail in the joint proxy statement/prospectus of the Company and Apple Hospitality dated July 15, 2016.

Item 8.01 Other Events.

On August 31, 2016, the Company and Apple Hospitality issued a joint press release, attached hereto as Exhibit 99.1 and incorporated herein by reference, announcing the results of the voting at the Apple Ten Special Meeting and at the special meeting of the shareholders of Apple Hospitality held on August 31, 2016 to consider a proposal to approve the issuance of the Apple Hospitality common shares issuable to the shareholders of the Company in connection with the Merger.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Joint Press Release dated August 31, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Ten, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight Chief Executive Officer

August 31, 2016